UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  -------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) June 24, 2003

                              EPHONE TELECOM, INC.
             (Exact name of registrant as specified in its charter)

FLORIDA                            000-27669                     98-0204749
(State or other                  (Commission                  (IRS Employer
jurisdiction of                  File Number)                Identification No.)
incorporation)



                         1145 Herndon Parkway, Suite 100
                             Herndon Virginia 20170
          (Address of principal executive offices, including zip code)

                                 (703) 787-7000
              (Registrant's telephone number, including area code)


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Item 5.           Other Events and Required FD Disclosure

         On June 24, 2003, ePhone Telecom, Inc. ("ePHONE") entered into agreements with Cornell Capital Partners, LP to provide ePHONE with a 24 Month $200,000 Convertible Securities and an up to $3,000,000 Structured Equity Credit Line, subject to an effective registration with the United States Securities and Exchange Commission covering the resale of the shares.

         Pursuant to the terms of the funding agreements with Cornell Capital, a domestically based private equity fund located in New Jersey, the Convertible Securities carries a 5% annualized coupon and is convertible into the Company's common shares at a discount to prevailing market prices of the common stock based upon the current price of the common stock at the time of conversion.

         Under the terms of the Structured Equity Credit Line, ePHONE has the right but not the obligation to periodically require Cornell to purchase shares of ePHONE's common stock in amounts up to $85,000 per month up to a maximum of $3 million over the course of 24 months. The decision to put common stock to Cornell Capital is entirely at the discretion of ePHONE and there is no minimum drawdown required.

         The securities were sold pursuant to exemptions from registration under the Securities Act and have not been registered under the Securities Act. They may not be offered, sold, pledged or otherwise transferred by the purchasers in the absence of registration or an applicable exemption therefrom. Pursuant to the terms of the agreements, the Company has agreed to prepare and file with the Securities and Exchange Commission a registration statement on form SB-2 covering the resale of the shares of the Company's common stock issuable under agreements.

         The information contained in the June 24, 2003 press release is incorporated herein by reference and is filed as Exhibit 99.1 hereto.

Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)  Exhibits

        99.1 Press release dated June 25, 2003.


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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 30, 2003

                                           EPHONE TELECOM, INC.

                                           By:  /s/ Carmine Taglialatela,Jr.
                                                ----------------------------
                                           Name: Carmine Taglialatela, Jr.
                                           Title: President and CEO